Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in the Annual Report on Form 1-K of Royal Bancshares, Inc. of our report dated April 24, 2017 related to the consolidated financial statements of Royal Bancshares, Inc. and subsidiary, comprised of the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the related notes to the consolidated financial statements.

Cummings, Ristau & Associates, P.C.

St. Louis, Missouri

April 24, 2017